EXHIBIT 99.1

Verra Mobility Announces Fourth Quarter and Full Year 2025 Financial Results

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Full year 2025 revenue of $979.1 million
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Full year 2025 net income of $136.6 million
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Full year 2025 net cash provided from operations of $255.8 million
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Entered into new five-year contract with the New York City Department of Transportation
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Repurchased $133.4 million of shares of common stock during the fourth quarter of 2025
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Establishing fiscal year 2026 guidance

MESA, Ariz., February 24, 2026 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the fourth quarter and full year ended December 31, 2025.

“We closed 2025 with strong execution and momentum across our three business segments,” said David Roberts, President and CEO, Verra Mobility. “Total revenue for the fourth quarter increased 16 percent over the fourth quarter of 2024, exceeding our internal expectations while Adjusted EBITDA and Adjusted Earnings Per Share were in-line with our internal expectations. Looking ahead to 2026 and beyond, we are executing against a focused value-creation strategy designed to strengthen our core, enhance profitability and position Verra Mobility for durable long-term growth.”

Fourth Quarter 2025 Financial Highlights

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Revenue: Total revenue for the fourth quarter of 2025 was $257.9 million, an increase of 16% compared to $221.5 million for the fourth quarter of 2024. Service revenue growth was 14%, driven by 21% growth in our Government Solutions segment and 10% growth in our Commercial Services segment. Government Solutions service revenue growth was driven primarily by the New York City Department of Transportation (“NYCDOT”) red-light expansion program as well as the expansion of speed, city bus lane, and school bus stop arm enforcement programs, and the growth in Commercial Services revenue was due to increases in product adoption, tolling activity, and our European operations. Parking Solutions service revenue increased by $0.3 million compared to the fourth quarter of 2024, as increased revenue from professional services was offset by a decrease in software as a service (“SaaS”) product offerings and subscription services revenue related to parking management solutions.
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Net income (loss) and Earnings Per Share (“EPS”): Net income for the fourth quarter of 2025 was $18.9 million, or $0.12 per share, based on 159.7 million diluted weighted average shares outstanding. Net loss for the comparable period in fiscal year 2024 was $66.7 million, or $0.41 per share, based on 163.3 million diluted weighted average shares outstanding. The increase in net income for the fourth quarter of 2025 was primarily attributable to goodwill impairment recorded in the prior year period.
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Adjusted EPS*: Adjusted EPS for the fourth quarter of 2025 was $0.30 per share compared to $0.33 per share for the fourth quarter of 2024.

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Adjusted EBITDA*: Adjusted EBITDA was $101.8 million for the fourth quarter of 2025 compared to $102.0 million for the same period in 2024. Adjusted EBITDA Margin* was 39% and 46% of total revenue for the 2025 and 2024 periods, respectively. The decline in Adjusted EBITDA Margin was related to increased costs to support project implementations and NYCDOT readiness costs.
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Net Cash Provided from Operations: Cash provided by operating activities decreased by approximately $0.5 million from $40.5 million for the three months ended December 31, 2024 to $40.0 million for the three months ended December 31, 2025.
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Free Cash Flow*: Free Cash Flow was $5.7 million for the fourth quarter of 2025 compared to $21.6 million for the prior year period due to increased capital expenditures.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies, and other large fleet owners.
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Government Solutions delivers automated safety solutions to states, municipalities, counties, school districts and law enforcement agencies of all sizes, including photo enforcement automated safety solutions and services to detect and process traffic violations related to speed, red-light, school bus, and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing, and hardware solutions to universities, municipalities, commercial parking operators, and health care facilities in the United States and Canada.

Fourth Quarter 2025 Segment Detail

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The Commercial Services segment generated total revenue of $108.1 million, a 10% increase compared to $98.7 million in the same period in 2024. Segment profit was $69.1 million, a 7% increase from $64.6 million in the prior year period. The increases in revenue and segment profit compared to the prior year period resulted from an increase in product adoption, tolling activity, and our European operations, partially offset by lower revenue from our fleet management business due to prior period customer churn. The segment profit margin was 64% for the fourth quarter of 2025 and 65% for the fourth quarter of 2024.
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The Government Solutions segment generated total revenue of $129.2 million, a 25% increase compared to $103.2 million in the same period in 2024. The increase was due to a 21% increase in service revenue over the prior year period, driven by a $13.7 million increase from installation service revenue primarily from the NYCDOT red-light expansion program as well as the expansion of bus lane and school bus stop arm enforcement programs. In addition, product revenue increased approximately $5.9 million from the prior year period, due to the NYCDOT red-light expansion program. The segment profit was $31.1 million in the fourth quarter of 2025 compared to $34.6 million in the prior year period with segment profit margins of 24% for the fourth quarter of 2025 and 34% for the fourth quarter of 2024. The decline in segment profit margins compared to the prior year period was primarily driven by increased costs to support project implementations and NYCDOT readiness costs.
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The Parking Solutions segment generated total revenue of $20.6 million, a 5% increase compared to $19.7 million in the same period in 2024 which was due primarily to an increase in one-time product sales compared to the prior year period. The segment profit was $1.6 million compared to $2.8 million in the prior year period with segment profit margins of 8% for the fourth quarter of 2025 and 14% for the fourth quarter of 2024.

Full Year 2025 Financial Highlights

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Revenue: Total revenue for fiscal year 2025 was $979.1 million, an increase of 11% compared to $879.2 million for fiscal year 2024. Service revenue growth was 9%, driven by 13% growth in our Government Solutions segment and 7% growth in our Commercial Services segment. Government Solutions service revenue growth was driven primarily by the NYCDOT red-light expansion program as well as the expansion of city bus lane and school bus stop arm enforcement programs, and the growth in Commercial Services revenue was due to increases in product adoption, tolling activity, and our European operations. Parking Solutions service revenue increased by $0.6 million compared to fiscal year 2024, as increased revenue from our SaaS product offerings and professional services revenue was offset by a decrease in subscription services revenue related to parking management solutions.
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Net income and EPS: Net income for fiscal year 2025 was $136.6 million, or $0.85 per share, based on 161.3 million diluted weighted average shares outstanding. Net income for fiscal year 2024 was $31.4 million, or $0.19 per share, based on 167.7 million diluted weighted average shares outstanding. The increase in net income for fiscal year 2025 was primarily attributable to goodwill impairment recorded in the prior year period.
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Adjusted EPS*: Adjusted EPS for fiscal year 2025 was $1.32 per share compared to $1.23 per share for fiscal year 2024.
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Adjusted EBITDA*: Adjusted EBITDA was $415.9 million for fiscal year 2025 compared to $401.6 million for fiscal year 2024. Adjusted EBITDA Margin* was 42% and 46% of total revenue for fiscal years 2025 and 2024, respectively.
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Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $32.2 million from $223.6 million for fiscal year 2024 to $255.8 million for fiscal year 2025. This was primarily from increased income from operations, partially offset by an increase in deferred income taxes, credit loss expense, impairment of long-lived assets, and an increase in the net use of working capital, of which, the majority is attributable to increases in accounts receivable and prepaid assets partially offset by a large payment that reduced accounts payable in the first half of fiscal year 2024.
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Free Cash Flow*: Free Cash Flow was $136.7 million for fiscal year 2025 compared to $152.8 million for the prior year period. Free Cash Flow for fiscal year 2025 includes an increase in capital expenditures of $48.2 million and fiscal year 2024 includes an after-tax legal settlement cost of approximately $22.1 million.

Liquidity and Debt: As of December 31, 2025, cash and cash equivalents were $65.3 million and long-term debt, net was $1,028.0 million, and we generated $255.8 million in net cash provided by operating activities for the year ended December 31, 2025.

Net Debt and Net Leverage*: As of December 31, 2025, Net Debt was $971.8 million and Net Leverage was 2.3x, as compared to $968.0 million and 2.4x as of December 31, 2024.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

New York City Department of Transportation Red-Light Camera Expansion and New Contract Update

Our contract with NYCDOT expired on December 31, 2025, and we entered into a new contract with NYCDOT, effective January 1, 2026, to manage New York City’s automated enforcement camera safety program for a five-year period, with an option for the parties to extend for an additional five-year term. The total contract value for the new NYCDOT contract is $998 million. The terms of the new contract are materially different than our prior contract with NYCDOT, including service level agreements, service credits, liquidated damages, cybersecurity, and subcontracting requirements.

In March 2025, NYCDOT instructed us through a change order to our then-existing contract with NYCDOT to install additional red-light cameras by year-end 2025 as part of a legislatively authorized expansion. We installed 300 red-light cameras during the third and fourth quarters of 2025, which contributed approximately $38.4 million of revenue in fiscal year 2025, of which approximately $23.9 million was installation services revenue and approximately $14.5 million was product revenue.

Refinancing

On October 17, 2025, (i) certain of our direct and indirect wholly owned subsidiaries, including VM Consolidated, Inc. (“VM Consolidated”), entered into an Amended and Restated Revolving Credit Agreement which provides for a $150 million senior secured asset-based revolving credit facility with a $35 million sublimit for the issuance of letters of credit, and matures on October 17, 2030 (subject to an earlier maturity date in certain circumstances), and (ii) VM Consolidated and certain of our subsidiaries entered into the Amendment and Restatement Agreement No. 2 to the Amended and Restated First Lien Term Loan Credit Agreement dated as of March 26, 2021, to refinance the existing senior secured term loans in an aggregate outstanding principal amount of approximately $688.8 million with a new senior secured term loan of the same principal amount maturing on October 15, 2032.

Stockholder Repurchase Expansion Approval

In May 2025, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), over an 18-month period. On October 23, 2025, our Board of Directors authorized the repurchase of up to an additional $150.0 million of our outstanding shares of Class A Common Stock under the existing May 2025 program, providing us with $250.0 million available for repurchases. Under the repurchase program, we may purchase shares of Class A Common Stock until November 13, 2026 through open market purchases, in privately negotiated transactions, or by other means, including trading plans intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and accelerated share repurchase agreements, each as permitted under applicable rules and regulations. The amount and timing of repurchases will be determined at our discretion and will depend on a variety of factors, including price, general business and market conditions, applicable legal requirements, and alternative investment opportunities. The repurchase program does not obligate us to acquire any particular amount of Class A Common Stock or at any specific time intervals and may be modified, suspended, or terminated at any time. During the fourth quarter of fiscal year 2025, we paid $133.4 million to repurchase 6,028,853 shares of our Class A Common Stock through open market transactions, which shares we subsequently retired.

2026 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, all of which are non-GAAP financial measures (defined below).

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Total Revenue of $1,020 million to $1,030 million
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Adjusted EBITDA of $405 million to $415 million
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Adjusted EPS of $1.32 to $1.38
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Free Cash Flow of $150 million to $160 million

Underlying Assumptions for 2026 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 155 million shares for the full year 2026
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Effective tax rate (including state taxes) is expected to be 28.0% to 29.0%, with approximately $50 million in total cash taxes expected to be paid in 2026. The effective tax rate for non-GAAP adjustments is provided in the Reconciliation of Net Income (Loss) to Adjusted Net Income and Calculation of Adjusted EPS
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Depreciation and amortization expense expected to be approximately $125 million for 2026
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Total interest expense, net expected to be approximately $62 million, of which approximately $60 million is expected to be net cash interest paid
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Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $20 million for 2026
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Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $125 million for 2026 relating primarily to camera installations and MOSAIC implementation

Conference Call Details

Date: February 24, 2026

Time: 5:00 p.m. Eastern Time

To access this conference call by telephone, register here to receive dial-in numbers and a unique PIN to join the call.

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

A replay of the call will also be made available on the Investor Relations website. A copy of the earnings call presentation will be available on the Investor Relations section of our website.

About Verra Mobility

Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter, and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data, and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility, and support healthier communities. The company also solves complex payment, utilization, and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra

Mobility operates in the United States, Australia, Europe, and Canada. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, including expected operating results and metrics, such as revenue growth and expected margins; expansion plans and opportunities; expectations relating to the new contract with NYCDOT; full-year guidance for 2026, including expected total revenue, Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, and the underlying assumptions for the 2026 full-year guidance, including expected weighted average fully diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital, expected capital expenditures, and expected operating expenditures; our ability to execute against a focused value-creation strategy designed to strengthen our core, enhance profitability, and position us for durable long-term growth for 2026 and beyond; our ability to meet our long-term outlook; the expected benefits of our smart mobility platform, including margin expansion impact; and expectations concerning our share repurchase program. Forward-looking statements involve risks and uncertainties, and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, the impact of negative industry and macroeconomic conditions, including the impact of government actions and regulations, such as tariffs, trade protection measures, or a government shutdown, on our customers or Verra Mobility; customer concentration in our Commercial Services and Government Solutions segments, including risks impacting such segments such as travel demand and legislation, and the risk of losing a customer; risks related to our contract with NYCDOT, which comprises a material portion of our revenue; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits, and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions, or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failures in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations and our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our ability to maintain effective internal controls over financial reporting; our ability to properly perform under our contracts and otherwise satisfy our customers; risks associated with the use of artificial intelligence and related tools; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation and other disputes and regulatory investigations; our reliance on specialized third-party providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this press release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports, and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2025 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments, or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. In addition, you may enroll to automatically receive e-mail alerts and other information about our company by visiting “Email Alerts” under the “Investor Resources” section of the “Investors” portion of our website.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Free Cash Flow which are included in our 2026 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, Adjusted EPS to net income per share and Free Cash Flow to net cash provided by operating activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow in connection with managing the business and we use the non-GAAP metrics “Net Debt” and “Net Leverage” to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity, and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income (loss), cash flows from operations, earnings per share, other consolidated income, cash flow, or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income (loss) adjusted to exclude interest expense, net, income taxes, depreciation and amortization. “Adjusted EBITDA” further excludes certain non-cash expenses and non-recurring items.

Free Cash Flow

We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.

Adjusted Net Income

We define “Adjusted Net Income” as net income (loss) adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as change in fair value of interest rate swap, loss on extinguishment of debt, among other items.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt, net excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.

Additional Metrics

Recurring Revenue or Recurring Service Revenue

We define “Recurring Revenue” or “Recurring Service Revenue” as all revenue other than product sales for each of our segments, as we typically generate revenue on a recurring monthly basis under long-term contracts with our customers. This includes our Commercial Services segment where we generate service revenue through processing of tolls, violations, and titles and registrations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands, except per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$65,272	$77,560
Restricted cash	3,046	3,594
Accounts receivable (net of allowance for credit losses of $23.0 million and $17.0 million at December 31, 2025 and 2024, respectively)	234,288	206,503
Unbilled receivables	56,100	48,193
Inventory	20,662	15,502
Prepaid expenses and other current assets	61,534	42,647
Total current assets	440,902	393,999
Installation and service parts, net	27,081	36,631
Property and equipment, net	208,703	141,601
Operating lease assets	36,359	29,895
Intangible assets, net	168,641	232,297
Goodwill	741,610	735,615
Other non-current assets	22,366	44,451
Total assets	$1,645,662	$1,614,489
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,813	$91,224
Deferred revenue	26,650	29,374
Accrued liabilities	69,851	73,980
Tax receivable agreement liability, current portion	5,257	5,163
Current portion of long-term debt	6,888	—
Total current liabilities	210,459	199,741
Long-term debt, net of current portion	1,021,157	1,034,211
Operating lease liabilities, net of current portion	31,338	25,757
Tax receivable agreement liability, net of current portion	38,418	42,977
Asset retirement obligations	17,789	15,493
Deferred tax liabilities, net	16,341	14,699
Other long-term liabilities	17,200	16,486
Total liabilities	1,352,702	1,349,364
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	15	16
Additional paid-in capital	547,274	551,955
Accumulated deficit	(243,759)	(269,287)
Accumulated other comprehensive loss	(10,570)	(17,559)
Total stockholders’ equity	292,960	265,125
Total liabilities and stockholders’ equity	$1,645,662	$1,614,489

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Service revenue	$239,539	$209,671	$918,137	$841,676
Product sales	18,323	11,829	60,942	37,531
Total revenue	257,862	221,500	979,079	879,207
Cost of service revenue, excluding depreciation and amortization	11,660	4,664	30,318	18,988
Cost of product sales	15,713	8,303	45,517	27,058
Operating expenses	90,149	74,368	333,241	295,937
Selling, general and administrative expenses	67,550	52,622	215,274	195,054
Depreciation, amortization and (gain) loss on disposal of assets, net	29,764	27,857	116,315	109,072
Goodwill impairment	—	97,076	—	97,076
Total costs and expenses	214,836	264,890	740,665	743,185
Income (loss) from operations	43,026	(43,390)	238,414	136,022
Interest expense, net	14,989	16,699	64,618	73,902
Tax receivable agreement liability adjustment	687	(257)	687	(257)
Loss on interest rate swap	—	—	—	494
Loss on extinguishment of debt	1,266	1,117	1,335	1,745
Other income, net	(6,798)	(5,000)	(23,208)	(18,970)
Total other expenses	10,144	12,559	43,432	56,914
Income (loss) before income taxes	32,882	(55,949)	194,982	79,108
Income tax provision	14,002	10,707	58,349	47,660
Net income (loss)	$18,880	$(66,656)	$136,633	$31,448
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(734)	(10,747)	6,989	(7,383)
Total comprehensive income (loss)	$18,146	$(77,403)	$143,622	$24,065
Net income (loss) per share:
Basic	$0.12	$(0.41)	$0.86	$0.19
Diluted	$0.12	$(0.41)	$0.85	$0.19
Weighted average shares outstanding:
Basic	157,441	163,342	159,000	165,090
Diluted	159,713	163,342	161,292	167,717

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
($ in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$18,880	$(66,656)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,901	27,543
Amortization of deferred financing costs and discounts	589	669
Tax receivable agreement liability adjustment	687	(257)
Loss on extinguishment of debt	1,266	1,117
Gain on lease modification	(1,517)	—
Credit loss expense	4,609	1,577
Deferred income taxes	14,640	(8,328)
Stock-based compensation	6,480	4,372
Uncertain tax position reserve release	(762)	—
Goodwill impairment	—	97,076
Impairment of long-lived assets and right of use assets	9,352	170
Other	692	654
Changes in operating assets and liabilities:
Accounts receivable	(10,011)	(14,773)
Unbilled receivables	3,184	1,925
Inventory	(359)	1,406
Prepaid expenses and other assets	(5,206)	9,349
Deferred revenue	(2,690)	(170)
Accounts payable and other current liabilities	(30,058)	(9,825)
Other liabilities	1,297	(5,362)
Net cash provided by operating activities	39,974	40,487
Cash Flows from Investing Activities:
Purchases of installation and service parts and property and equipment	(34,226)	(18,847)
Cash proceeds from the sale of assets	90	158
Net cash used in investing activities	(34,136)	(18,689)
Cash Flows from Financing Activities:
Borrowings on long-term debt	29,791	36,591
Repayment of long-term debt	(31,513)	(41,101)
Payment of debt issuance costs	(2,344)	(276)
Share repurchases and retirement	(133,447)	(148,479)
Proceeds from exercise of stock options	33	1,587
Payment of employee tax withholding related to RSUs and PSUs vesting	(170)	(175)
Net cash used in financing activities	(137,650)	(151,853)
Effect of exchange rate changes on cash and cash equivalents	(169)	(2,004)
Net decrease in cash, cash equivalents and restricted cash	(131,981)	(132,059)
Cash, cash equivalents and restricted cash - beginning of period	200,299	213,213
Cash, cash equivalents and restricted cash - end of period	$68,318	$81,154

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Year Ended December 31,
($ in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$136,633	$31,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114,080	108,525
Amortization of deferred financing costs and discounts	3,445	4,106
Tax receivable agreement liability adjustment	687	(257)
Change in fair value of interest rate swap	—	1,316
Loss on extinguishment of debt	1,335	1,745
Gain on lease modification	(1,517)	—
Credit loss expense	22,986	13,002
Deferred income taxes	19,346	(10,012)
Stock-based compensation	25,176	22,958
Uncertain tax position reserve release	(2,444)	—
Goodwill impairment	—	97,076
Impairment of long-lived assets and right of use assets	9,352	170
Other	2,789	1,403
Changes in operating assets and liabilities:
Accounts receivable	(49,646)	(22,664)
Unbilled receivables	(7,257)	(11,987)
Inventory	3,403	1,917
Prepaid expenses and other assets	(10,350)	5,926
Deferred revenue	(3,188)	1,231
Accounts payable and other current liabilities	(1,773)	(16,425)
Other liabilities	(7,255)	(5,836)
Net cash provided by operating activities	255,802	223,642
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	—	822
Purchases of installation and service parts and property and equipment	(119,094)	(70,856)
Cash proceeds from the sale of assets	305	314
Net cash used in investing activities	(118,789)	(69,720)
Cash Flows from Financing Activities:
Borrowings on long-term debt	29,791	36,591
Repayment of long-term debt	(38,277)	(45,610)
Payment of debt issuance costs	(2,793)	(716)
Share repurchases and retirement	(133,447)	(199,979)
Proceeds from exercise of stock options	1,087	4,288
Payment of employee tax withholding related to RSUs and PSUs vesting	(7,331)	(6,001)
Net cash used in financing activities	(150,970)	(211,427)
Effect of exchange rate changes on cash and cash equivalents	1,121	(1,063)
Net decrease in cash, cash equivalents and restricted cash	(12,836)	(58,568)
Cash, cash equivalents and restricted cash - beginning of period	81,154	139,722
Cash, cash equivalents and restricted cash - end of period	$68,318	$81,154

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Net income (loss)	$18,880	$(66,656)	$136,633	$31,448
Interest expense, net	14,989	16,699	64,618	73,902
Income tax provision	14,002	10,707	58,349	47,660
Depreciation and amortization	28,901	27,543	114,080	108,525
EBITDA	76,772	(11,707)	373,680	261,535
Transaction and other related expenses (i)	6,340	1,245	7,444	5,369
Transformation expenses (ii)	10,256	1,892	9,123	4,444
Legal accrual/settlement (iii)	—	8,250	(1,540)	8,250
Goodwill impairment (iv)	—	97,076	—	97,076
Tax receivable agreement liability adjustment	687	(257)	687	(257)
Loss on interest rate swap	—	—	—	494
Loss on extinguishment of debt (v)	1,266	1,117	1,335	1,745
Stock-based compensation (vi)	6,479	4,372	25,176	22,958
Adjusted EBITDA	$101,800	$101,988	$415,905	$401,614

Adjusted EBITDA Margin	39%	46%	42%	46%

(i)
Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2024 and 2025 refinancings on our first lien term loan.
(ii)
Transformation expenses for the 2025 periods primarily consist of expenses related to exit activities initiated during the fourth quarter in addition to a non-cash benefit in relation to a building lease for the full year. Transformation expenses for the 2024 periods consist of severance and other employee separation costs related to exit activities initiated during the period.
(iii)
This relates to accruals and adjustments to loss contingencies for the periods presented.
(iv)
This relates to the impairment of goodwill in our Parking Solutions segment.
(v)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt.
(vi)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$39,974	$40,487	$255,802	$223,642
Purchases of installation and service parts and property and equipment	(34,226)	(18,847)	(119,094)	(70,856)
Free Cash Flow (i)	$5,748	$21,640	$136,708	$152,786

(i)
Free Cash Flow for the year ended December 31, 2024 included an after-tax legal settlement cost of approximately $22.1 million. The annual estimated effective tax rate to calculate the income tax effect on the legal settlement adjustment was 30.0%.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Net income (loss)	$18,880	$(66,656)	$136,633	$31,448
Amortization of intangibles	15,640	16,743	64,359	67,003
Transaction and other related expenses (i)	6,340	1,245	7,444	5,369
Transformation expenses (ii)	10,256	1,892	9,123	4,444
Legal accrual/settlement (iii)	—	8,250	(1,540)	8,250
Goodwill impairment (iv)	—	97,076	—	97,076
Tax receivable agreement liability adjustment	687	(257)	687	(257)
Loss on extinguishment of debt (v)	1,266	1,117	1,335	1,745
Change in fair value of interest rate swap	—	—	—	1,316
Stock-based compensation (vi)	6,479	4,372	25,176	22,958
Total adjustments before income tax effect	40,668	130,438	106,584	207,904
Income tax effect on adjustments	(11,227)	(9,751)	(30,323)	(32,802)
Total adjustments after income tax effect	29,441	120,687	76,261	175,102
Adjusted Net Income	$48,321	$54,031	$212,894	$206,550

Adjusted EPS	$0.30	$0.33	$1.32	$1.23
Diluted weighted average shares outstanding	159,713	165,927	161,292	167,717
Annual estimated effective income tax rate (vii)	29%	30%	29%	30%

(i)
Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2024 and 2025 refinancings on our first lien term loan.
(ii)
Transformation expenses for the 2025 periods primarily consist of expenses related to exit activities initiated during the fourth quarter in addition to a non-cash benefit in relation to a building lease for the full year. Transformation expenses for the 2024 periods consist of severance and other employee separation costs related to exit activities initiated during the period.
(iii)
This relates to accruals and adjustments to loss contingencies related to legal proceedings for the periods presented.
(iv)
This relates to the impairment of goodwill in our Parking Solutions segment.
(v)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt.
(vi)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.
(vii)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT, NET TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	December 31, 2025	December 31, 2024
Total long-term debt, net	$1,028,045	$1,034,211
Original issue discounts	2,193	2,322
Unamortized deferred financing costs	6,844	9,035
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,037,082	1,045,568
Cash and cash equivalents	(65,272)	(77,560)
Net Debt	$971,810	$968,008

Net Leverage	2.3x	2.4x
Trailing twelve months Adjusted EBITDA (i)	415,905	401,614

(i)
Trailing Twelve Months or “TTM” refers to the trailing four quarters and is calculated by adding the sum of the current quarter’s and the prior three quarters’ being measured.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com